UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 11, 2013

LAWSON PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code)	(773) 304-5050

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Previously, on July 13, 2013, Lawson Products, Inc. (the "Company") announced it had entered into a non-binding letter of intent to sell substantially all of the assets of Automatic Screw Machine Products Company, Inc. ("ASMP"), its wholly owned subsidiary, to Nelson Stud Welding, Inc. ("Buyer"), an indirect subsidiary of Doncasters Group Limited.

On October 11, 2013, the Company entered into an Asset Purchase Agreement ("Agreement") by and among ASMP, Baron Divestiture Company, the Company and Buyer, to sell substantially all of the assets of ASMP to the Buyer for a cash purchase price of $12.5 million, subject to adjustments based on the closing date net working capital, plus the assumption of certain liabilities. The Agreement contains customary representations and warranties of the parties to one another. The parties also have agreed to customary pre-closing and post-closing covenants and indemnities based on breaches of the representations and warranties or covenants or based on the allocation of assumed and excluded liabilities. The consummation of the transactions contemplated by the Agreement is subject to a number of customary closing conditions, including Committee on Foreign Investment in the United States ("CFIUS") clearance, and is expected to occur in the fourth quarter of 2013.

The foregoing summary description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 2.1 hereto and incorporated by reference herein. The Company has attached the Agreement to provide information about the terms contained therein, and the Agreement is not intended to provide any factual information about any party thereto.

Item 9.01 Financial Statements and Exhibits.

d)    Exhibits

2.1	Asset Purchase Agreement, dated as of October 11, 2013, by and among Automatic Screw Machine Products Company, Inc., Baron Divestiture Company, Lawson Products, Inc. and Nelson Stud Welding, Inc.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.
(Registrant)

Date: October 16, 2013	By: /s/ Neil E. Jenkins
Name: Neil E. Jenkins
Title: Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated as of October 11, 2013, by and among Automatic Screw Machine Products Company, Inc., Baron Divestiture Company, Lawson Products, Inc. and Nelson Stud Welding, Inc.